Exhibit 23.2

KPMG LLP Suite 1050 420 South Orange Ave PO Box 3031 Orlando, FL 32801

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2023, with respect to the consolidated financial statements and financial statement schedule III of Xenia Hotels & Resorts, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Orlando, Florida

May 19, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.